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EXHIBIT 11.2 - STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

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FEDERAL-MOGUL CORPORATION AND SUBSIDIARIES

FOR THE SIX MONTHS ENDED                                              PRIMARY        FULLY DILUTED
       JUNE 30                                                   1994       1993    1994       1993
- - -------------------------                                        ---------------    ---------------

EARNINGS:  (In Millions)

  Net earnings                                                   $ 35.4    $ 22.8   $ 35.4   $ 22.8
  Series C preferred dividend requirements                         (1.5)     (1.5)
  Series D preferred dividend requirements                         (3.1)     (3.1)
  Additional required ESOP contribution (1)                                           (1.1)    (1.1)
                                                                 ------    ------   ------   ------

  Net earnings available for common
    and equivalent shares                                        $ 30.8    $ 18.2   $ 34.3   $ 21.7
                                                                 ======    ======   ======   ======


WEIGHTED AVERAGE SHARES:  (In Millions)

  Common shares outstanding                                       34.0       25.1     34.0     25.1
  Dilutive stock options outstanding                                .4                  .4       .1
  Conversion of Series C preferred stock (3)                                           1.9      1.9
  Contingent issuance of common stock to
    satisfy the redemption price guarantee (2)(4)                                       .1       .1
  Conversion of Series D preferred stock (3)                                           4.4      4.4
                                                                ------     ------   ------   ------

  Common and equivalent shares outstanding                        34.4       25.1     40.8     31.6
                                                                ======     ======   ======   ======


PER COMMON AND EQUIVALENT SHARE:                                $  .89     $  .72   $  .84   $  .69
                                                                ======     ======   ======   ======


(1)   Amount represents the additional after-tax contribution that would be necessary to meet the ESOP debt service requirements under an assumed conversion of the Series C preferred stock.

(2)  Calculations consider the June 30, 1994 common stock market price in accordance with Emerging Issues
     Task Force Abstract No. 89-12.

(3)  Amount represents the weighted average number of common shares issued assuming conversion of preferred stock outstanding.

(4)  Amount represents the additional number of common shares that would be issued in order to satisfy the
     Series C preferred stock redemption price guarantee.  This calculation considers only the number of preferred shares held by the ESOP that have been allocated to participants' accounts as of June 30 of the respective years.

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